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                                                                   EXHIBIT 21


SUBSIDIARIES OF THE REGISTRANT

       NAME OF SUBSIDIARY                 STATE OF INCORPORATION
       ------------------                 ----------------------

    e-Net Technology Limited          England and Wales, United Kingdom
    B2B Net Technology, Ltd           Australia
    VirTx, Inc.                       Delaware, United States